AMENDMENT NO. 3 To HOMETRUST BANK DEFINED CONTRIBUTION EXECUTIVE MEDICAL CARE PLAN This Amendment No. 3 to the HomeTrust Bank Defined Contribution Executive Medical Care Plan (as amended through April 30, 2018, the “Plan”) is made retroactively effective as of July 1, 2022. All capitalized terms not defined herein shall have the meaning set forth in the Plan. WHEREAS, HomeTrust Bank (the “Bank”) sponsors the Plan and desires to make certain changes to the Plan as described below; WHEREAS, Section 5 of the Plan permits the Board to amend the Plan at any time and from time to time without the consent of the Participants, other than with respect to certain amendments not applicable here; and WHEREAS, the Board of Directors of the Bank has approved this Amendment. NOW, THEREFORE, in consideration of the foregoing, the Bank hereby amends the Plan as follows: 1. The next to last sentence of Section 4(c)(2) of the Plan is hereby amended and restated to read in its entirety as follows: “At the end of each Plan Year ending on or before June 30, 2022, the Benefit Account of each Participant shall be credited with a percentage adjustment set forth in the Participant’s Joinder Agreement, based on the average balance of the Benefit Account during the Plan Year (determined by adding the beginning of the year Benefit Account balance and the month-end Benefit Account balance for the next 12 months and dividing that sum by thirteen (13)); provided, however, that for each Plan Year beginning on or after July 1, 2022, the foregoing credit shall only be made with respect to the Benefit Account of each Participant who as of the last day of such Plan Year has not yet had a termination of employment with the Bank or a Participating Employer.” 2. All other provisions of the Plan shall continue in full force and effect. IN WITNESS WHEREOF, the Bank has caused this Amendment to be executed by a duly authorized director as of this 28th day of August 2023. By: /s/ Craig C. Koontz Craig C. Koontz Chairperson, Compensation Committee